Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of Broadcast International, Inc.

Salt Lake City, Utah

We hereby consent to the use in this Post-Effective Amendment No. 3 to Form S-1 Registration Statement of Broadcast International, Inc., of our report, dated March 30, 2009, related to the financial statements as of December 31, 2008 and 2007 and for the three years in the period ended December 31, 2008, and to the reference to our firm under the caption “Experts” and all other references of our firm included in this Post-Effective Amendment No. 3 to Form S-1 Registration Statement.

/s/ HJ & ASSOCIATES, LLC

HJ & Associates, LLC

Salt Lake City, Utah

May 6, 2009